EXHIBIT 99.1

Simmons First Completes Acquisition of Delta Trust

PINE BLUFF, Ark., Sept. 2, 2014 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) announced today the completion of the Delta Trust & Banking Corporation acquisition. The adoption of the merger agreement by the companies was previously announced in March, 2014.

The Delta Trust shareholders overwhelmingly approved the merger at a special shareholders meeting held on August 29, 2014, and the transaction was completed on August 31, 2014.

Delta Trust & Bank will temporarily remain a separate bank and continue its banking operations as a subsidiary of SFNC until the systems conversion into Simmons Bank, which is scheduled for completion Monday, October 27, 2014. The acquisition will further expand Simmons Bank's presence in south, central and northwest Arkansas and allows Simmons Bank the opportunity to provide services that have not previously been offered with the addition of Delta Trust's insurance agency and securities brokerage service. The combined institution will continue to provide customers with innovative products and services while delivering exceptional customer service. The branch network will remain separate until after systems conversion. Until that time, customers will continue to transact their business as they have always done using their respective branch networks.

"We are excited about the blending of our 110 year history with the 104 year history of Delta Trust, allowing us to enhance the customer experience throughout the markets we serve," George A. Makris, Jr., Chairman and CEO of Simmons First National Corporation said. "This merger is another positive step for our organization and we are confident that it brings additional long-term benefits to our customers, associates, shareholders and the communities we serve."

Simmons First National Corporation is an Arkansas based financial holding company with total assets of $4.8 billion and conducting financial operations throughout Arkansas, Kansas and Missouri. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC".

CONTACT: DAVID W. GARNER
         Executive Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000
         Ticker symbol: SFNC